CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$800,000,000	$31,440.00

PROSPECTUS Dated March 29, 2006	Pricing Supplement Number: 4819 Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT Dated March 29, 2006	Dated May 21, 2008 Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	May 21, 2008
Settlement Date (Original Issue Date):	May 29, 2008
Maturity Date:	June 1, 2011
Principal Amount:	US$ 800,000,000
Price to Public (Issue Price):	100%
Underwriters Commission:	0.09%
All-In Price:	99.91%
Net Proceeds to Issuer	US$ 799,280,000
Treasury Benchmark:	4.875% due May 31, 2011
Treasury Yield:	2.667%
Spread to Treasury Benchmark:	Plus 1.443%
Reoffer Yield:	4.110%
Interest Rate Per Annum:	4.110%
Interest Payment Dates:	Semi-annually on each June 1 and December 1, commencing December 1, 2008 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962G3W2

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated May 21, 2008
Registration Statement: No. 333-132807

Investing in the Notes involves risks. See "Risk of Foreign Currency Notes and Indexed Notes" on Page 2 of the accompanying prospectus supplement and "Risk Factors" on Page 2 of the accompanying prospectus.

Plan of Distribution:

The Notes are being purchased by the underwriter listed below (the "Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.09% of the principal amount of the Notes.

Institution Lead Manager:	Commitment
Goldman, Sachs & Co.	$ 800,000,000

Total	$ 800,000,000

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

Settlement

It is expected that delivery of the notes will be made against payment therefor on or about the date specified above in this term sheet, which will be the fifth business day following the date of pricing of the notes (such settlement code being herein referred to as "T + 5"). Under SEC Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next succeeding business day should consult their own advisor.

General

At March 31, 2008, the Company had outstanding indebtedness totaling $530.57 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2008, excluding subordinated notes payable after one year, was equal to $519.13 billion.

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated May 21, 2008
Registration Statement: No. 333-132807

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Quarter Ended March 31, 2008
2003	2004	2005	2006	2007
1.73	1.83	1.67	1.63	1.56	1.41

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.